                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                            IPCELL TECHNOLOGIES, INC.


        This Agreement of Merger is dated as of the 30th day of October, 2000 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and IPCell Technologies, Inc., a Texas corporation ("Target").

                                    RECITALS

        A. Target was incorporated in the State of Texas on September, 1998 and on the date hereof has outstanding 9,452,983 shares of Common Stock ("Target Common Stock"), and 3,333,333 shares of Series A Preferred Stock (the "Target Preferred Stock"). The Target Preferred Stock and the Target Common Stock are collectively referred to herein as the "Target Shares."

        B. Acquiror and Target have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

        C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the shareholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

        D. The Boards of Directors of Acquiror and Target and the shareholders of Target have approved the Merger.

                                   AGREEMENTS

        The parties hereto hereby agree as follows:

        1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

        2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

        3. At the Effective Time of the Merger (i) all Target Shares that are owned directly or indirectly by Target or Acquiror shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor, (ii) each of the issued and outstanding shares of Target Common Stock and Target Preferred Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with the Texas Business Corporation Act, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for 0.286237, of a share of Acquiror Common Stock; provided, however, that no more than 3,674,993 shares of Common Stock of Acquiror shall be issued in such exchange (including Acquiror Common Stock reserved for issuance upon exercise of Target options assumed by Acquiror). Those shares of Acquiror Common Stock to be issued as a result of the Merger are referred to herein as the "Acquiror Shares".

        4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of Texas. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

        5. Notwithstanding any other term or provision hereof but subject to the proviso in the second sentence of Section 3, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Shares who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash equal to the per share market value of Acquiror Common Stock (deemed to be $54.421875) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.

        6. The conversion of Target Common Stock and Target Preferred Stock into Acquiror Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock and Target Preferred Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization.

        7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

        8. This Merger is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

        9. (a) The Amended and Restated Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

            (b) The Bylaws of Acquiror in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

            (c) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

        10. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

            (b) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

            (c) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

            (d) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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        IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


                                       CISCO SYSTEMS, INC.


                                       By: /s/ DAN SCHEINMAN
                                           -------------------------------------
                                           Dan Scheinman, Senior Vice President
                                           Legal and Government Affairs


                                       By: /s/ DAVID ROGAN
                                           -------------------------------------
                                           David Rogan, Secretary, Assistant
                                           Secretary


                                       IPCELL TECHNOLOGIES, INC.


                                       By: /s/ ALLEN ADAMS
                                           -------------------------------------
                                           Allen Adams, Chief Executive Officer


                                       By: /s/ KULA RAM RAI
                                           -------------------------------------
                                           Kula Ram Rai, Secretary







                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]

                              OFFICERS' CERTIFICATE

                                       OF

                                     TARGET

        Allen Adams, Chief Executive Officer, and Kula Ram Rai, Secretary, of IPCell Technologies, Inc., a corporation duly organized and existing under the laws of the State of Texas ("Target"), do hereby certify on behalf of Target:

        1. That they are the duly elected, acting and qualified Chief Executive Officer and the Secretary, respectively, of Target.

        2. There are two authorized classes of shares, consisting of 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. There were 9,452,983 shares of Common Stock and 3,333,333 shares of Series A Preferred Stock, outstanding and entitled to vote on the Agreement of Merger in the form attached.

        3. The Agreement of Merger in the form attached was duly approved by the board of directors of Target in accordance with the Texas Business Corporation Act.

        4. Approval of the Agreement of Merger by (i) the holders of at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock voting together as a single class and by (ii) the holders of at least a majority of the outstanding Series A Preferred Stock voting as a separate class was required. The percentage of the outstanding shares of each class of Target's shares entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

        Each of the undersigned declares that the statements contained in the foregoing certificate are true of their own knowledge. Executed in Dallas, Texas, on October 30, 2000.



                                       By: /s/ ALLEN ADAMS
                                           -------------------------------------
                                           Allen Adams Chief Executive Officer



                                       By: /s/ KULA RAM RAI
                                           -------------------------------------
                                           Kula Ram Rai, Secretary

                              OFFICERS' CERTIFICATE
                                       OF
                                    ACQUIROR



        The undersigned, Daniel Scheinman and David Rogan, hereby certify on behalf of Cisco Systems, Inc., a California corporation ("Acquiror"), that Mr. Scheinman is the duly elected Senior Vice President, Legal and Government Affairs and Mr. Rogan is the duly elected Assistant Secretary, of Acquiror and they further certify on behalf of Acquiror that:

        1. That they are duly elected, acting and qualified Senior Vice President, Legal and Government Affairs, and Assistant Secretary, respectively, of Acquiror.

        2. There are two authorized classes of shares, consisting of 20,000,000,000 shares of Common Stock, of which 7,185,408,456 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which is issued and outstanding.

        3. The Agreement of Merger in the form attached was approved by the Board of Directors of Acquiror in accordance with the California Corporations Code.

        4. No vote of the shareholders of Acquiror was required pursuant to
Section 1201 (b) of the California Corporations Code.

        Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in San Jose, California on October 30, 2000.



                                       By: /s/ DANIEL SCHEINMAN
                                           -------------------------------------
                                           Daniel Scheinman
                                           Senior Vice President,
                                           Legal & Government Affairs


                                       By: /s/ DAVID ROGAN
                                           -------------------------------------
                                           David A. Rogan
                                           Assistant Secretary